UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

AVERY DENNISON CORPORATION

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒   No fee required.

☐   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transaction applies:

(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)  Proposed maximum aggregate value of transaction:

(5)  Total fee paid:

☐   Fee paid previously with preliminary materials.

☐   Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:

(2)  Form, Schedule or Registration Statement No.:

(3)  Filing Party:

(4)  Date Filed:

Proxy Season Stockholder Engagement Spring 2018

Overview of Our Business Label and Graphic Materials Retail Branding and Information Solutions Industrial and Healthcare Materials Largest global provider of self-adhesive materials for packaged goods and variable information labeling Leading provider of graphics and reflective solutions $4.5B 2017 Net Sales 4.2% Organic Sales Change Largest global provider of tickets, tags and labels, sustainable packaging and other solutions for branding and information management purposes primarily for the apparel industry $1.5B 2017 Net Sales 5.0% Organic Sales Change Leading provider of tapes, fasteners and medical pressure-sensitive adhesive based materials and products $591M 2017 Net Sales 2.0% Organic Sales Change 2017 Net Sales = $6.6 billion

Our Plan to Win Is Driving Strong Performance Drive outsized growth in high value categories with higher growth and margin potential Grow profitably in our base business through tailored go-to-market strategies and disciplined execution Maintain our relentless focus on productivity through continued operational excellence and enterprise lean sigma Deploy capital effectively by balancing investments in organic growth, productivity and acquisitions, while returning cash to stockholders Execution of key strategies Reported Sales Change Organic Sales Change Reported Earnings Per Share (EPS) Adjusted EPS Net Cash Provided by Operating Activities Free Cash Flow (In millions) 2015 2016 2017 2015 2016 2017 2015 2016 2017 We strive to create superior long-term, sustainable value for our customers, employees, and investors and improve the communities in which we operate - 5.7% 2.0% 8.7% 4.6% 3.9% 4.2% 2015 2016 2017 $2.95 $3.54 $3.13 $3.44 $4.02 $5.00 2015 2016 2017 $473.7 $585.3 $650.1 $329.4 $387.1 $421.7 2015 2016 2017

2021 Financial Targets On pace to deliver 2018 Financial Targets On track to achieve or exceed Organic Sales Growth Adjusted EPS Growth Return on Total Capital (ROTC) 4%-5% 12%-15%+ 16%+ in 2018 4% 17% 13% in 2017 Adj. = 19% in 2017 2014-2017 RESULTS 2014-2018 TARGETS* Delivering on Our Long-Term Financial Targets * Percentages for organic sales growth and adjusted EPS growth reflect compound annual growth rates with 2013 as the base period. ** Percentages for organic sales growth and adjusted EPS growth reflect compound annual growth rates with 2016 as the base period. Target with M&A reflects completed acquisitions as of March 2017. 4%+ 5%+ with M&A 10%+ 17%+ in 2021 2017-2021 TARGETS** 4% 8% with M&A 24% 13% in 2017 Adj. = 19% in 2017 2017 RESULTS In May 2014, we announced long-term financial targets through 2018. Based on our results for the first four years of this five-year period, we are on track to achieve or exceed these commitments to investors In March 2017, we announced new long-term goals through 2021, targeting continued solid organic sales growth and double-digit EPS growth on a compound annual basis

Capital Allocation Over the last 5 years, we have allocated approximately $2 billion to dividends and share repurchases We have also invested in our businesses to support organic growth and acquired targeted companies that increased our exposure to high value product categories 2013 2014 2015 2016 2017 3-Year TSR 5-Year TSR AVY 47.5% 6.2% 23.8% 14.6% 66.7% 136.4% 270.3% S&P 500 32.4% 13.7% 1.4% 12.0% 21.8% 38.3% 108.1% S&P 500 Indus. and Mats.** (median) 41.0% 11.7% (4.7)% 19.0% 27.5% 49.2% 134.8% Stockholder Value Creation Our Total Stockholder Return (TSR) over the most recent 1-, 3- and 5-year periods significantly outperformed the S&P 500® and the S&P 500 Industrials and Materials subsets Disciplined Capital Allocation and Strong Stockholder Value Creation ** Based on companies in subsets as of December 31, 2017. Capital Allocated to Dividends, Share Repurchases and Acquisitions* * Amounts for acquisitions include equity investments in other companies. $112.0 $125.1 $133.1 $142.5 $155.5 $283.5 $355.5 $232.3 $262.4 $129.7 $237.2 $319.3 2013 2014 2015 2016 2017 ($ millions) Dividends Share Repurchases Acquisitions

Sustainability Is One of Our Core Values 2025 Sustainability Goals Focus Area Goal(s) Greenhouse Gas Emissions Achieve at least 3% absolute reduction year-over-year. Paper Source 100% certified paper, of which at least 70% will be Forest Stewardship Council®-certified. Films Ensure that 70% of the films we buy conform to, or enable end products to conform to, our environmental and social guiding principles. Chemicals Ensure that 70% of the chemicals we buy conform to, or enable end products to conform to, our environmental and social guiding principles. Products and Solutions Through innovation, deliver above-average growth in sales from sustainability-driven products and services. Ensure that 70% of our products and solutions conform to, or enable end products to conform to, our environmental and social guiding principles. Waste Be 95% landfill-free, with at least 75% of our waste reused, repurposed or recycled. Eliminate 70% of the matrix and liner waste from our value chain. Transparency Commit to goals publicly and be transparent in reporting our progress. People Continue to cultivate a diverse (40%+ female at the level of manager and above), engaged, safe (recordable injury rate of <0.25), productive and healthy workforce. Continue to invest in our employees and the communities in which we work. By integrating sustainability into our underlying business strategies and engaging employees at all levels, we are making meaningful progress towards reaching our 2025 sustainability goals* * In September 2017, we issued our 2014-2016 Sustainability Report, which contains more information on our progress towards reaching the 2025 sustainability goals. Investors can review the report on our website at www.averydennison.com/sustainability.

Our Director Nominees Have Diverse Skills and Backgrounds Our Board’s primary responsibilities Establishing a strong governance program, with a Board and Committee structure that ensures independent oversight Overseeing our businesses, strategies and risks Maintaining the integrity of our financial statements Evaluating the performance of our senior leaders and determining executive compensation Conducting succession planning for our CEO and other senior executives, including ensuring we have a human capital management program that is developing our future leaders Approving our annual operating plan and significant strategic and operational actions, including significant capital expenditures and acquisitions Diversity Tenure Qualifications # of Years 1-4 5-8 9-12 Over 12 AVG. 10 YEARS Our Board oversees, counsels and ensures management is serving the best interests of our company and stockholders, with the goal of maximizing the performance of our company to create long-term value Our director nominees bring a balance of skills, qualifications and demographic backgrounds that is vital to overseeing the changing needs of our business # of Nominees Racially/Ethnically Diverse 18% Gender Diverse 18% 36% DIVERSE 11 10 10 8 4 Global Exposure Senior Leadership Experience Board Experience Industry Experience Financial Sophistication

Engagement Informs Strong Governance & Compensation Profiles

We maintain a year-round stockholder engagement program during which we proactively reach out to our largest investors to discuss our strategy and financial performance, executive compensation matters, Board composition and succession planning, and progress towards achieving our sustainability goals


SPRING 2017
Top 25 Stockholders
Outreach
~50%
Responses
~25%
FALL 2017
Top 30 Stockholders
Outreach
~55%
Responses
~30%
Conversations
~11%

Stockholder Rights

- ✓ Annual election of directors
- ✓ Majority voting in director elections
- ✓ Single class of outstanding voting stock
- ✓ Market-standard proxy access

- × No supermajority voting requirements
- × No poison pill
- × No exclusive forum or fee shifting bylaws

Governance

- ✓ Board 82% independent
- ✓ Robust lead independent director role
- ✓ Ongoing director succession planning and Board refreshment
- ✓ Executive succession planning and leadership development
- ✓ Annual Board evaluations
- ✓ Mandatory director retirement policy
- ✓ Governance guidelines
- ✓ Strong committee governance

Compensation

- ✓ Annual incentives capped at 200%
- ✓ Rigorous stock ownership requirements (6x salary for CEO; 50% required to be held in vested shares)
- ✓ Double-trigger change of control equity vesting
- ✓ Clawback policy

- × No hedging or pledging AVY stock
- × No employment agreements with NEOs
- × No gross-ups on change of control severance benefits

8 | Proxy Season Stockholder Engagement Spring 2018

Executive Compensation Overview Base Salary Targeted at market median 50% Market-leveraged Stock Units (MSUs) 100% performance-based Absolute TSR* Avg. performance period of 2.5 years Performance Units (PUs) 100% performance-based Relative TSR* and Cumulative EVA* 3-year performance period 50% 50% * Absolute Total Stockholder Return (TSR) measures the return that we have provided our stockholders, including stock price appreciation and dividends paid (assuming reinvestment thereof), expressed as a percentage. Relative TSR compares our TSR to the TSR of companies in a peer group satisfying objective criteria for industry classification and revenue size, the names of which are disclosed on page 56 of our proxy statement. Economic Value Added (EVA) is a measure of financial performance calculated by deducting the economic cost associated with the use of capital (weighted average cost of capital multiplied by average invested capital) from our after-tax operating profit. ANNUAL LONG-TERM Annual Incentive Plan (AIP) Award Our executive compensation program aligns with our financial goals and prioritizes pay for performance, with realized compensation dependent on our achieving annual and long-term financial performance and value creation objectives that advance the interests of our stockholders Elements of Total Direct Compensation for Corporate NEOs 84% PERFORMANCE-BASED Performance-Based, At-Risk Compensation MSUs PUs 2017 CEO Compensation 60% 20% 20% Adjusted EPS Adjusted Sales Growth Free Cash Flow 33% 33% 18% 16% AIP Base Salary

Appendix

Use of Non-GAAP Financial Measures This presentation contains certain non-GAAP financial measures as defined by SEC rules. We report our financial results in conformity with accounting principles generally accepted in the United States of America, or GAAP, and also communicate with investors using certain non-GAAP financial measures. These non-GAAP financial measures are not in accordance with, nor are they a substitute for or superior to, the comparable GAAP financial measures. These non-GAAP financial measures are intended to supplement the presentation of our financial results that are prepared in accordance with GAAP. Based upon feedback from investors and financial analysts, we believe that the supplemental non-GAAP financial measures we provide are useful to their assessments of our performance and operating trends, as well as liquidity. Our non-GAAP financial measures exclude the impact of certain events, activities or strategic decisions. The accounting effects of these events, activities or decisions, which are included in the GAAP financial measures, may make it difficult to assess our underlying performance in a single period. By excluding the accounting effects, both positive and negative, of certain items (e.g., restructuring charges, legal settlements, certain effects of strategic transactions and related costs, losses from debt extinguishments, gains and losses from curtailment and settlement of pension obligations, gains or losses on sales of certain assets, and other items), we believe that we are providing meaningful supplemental information that facilitates an understanding of our core operating results and liquidity measures. These non-GAAP financial measures are used internally to evaluate trends in our underlying performance, as well as to facilitate comparison to the results of competitors for a single period. While some of the items we exclude from GAAP financial measures recur, they tend to be disparate in amount, frequency, or timing. We use the following non-GAAP financial measures in this presentation: Organic sales change refers to the increase or decrease in sales excluding the estimated impact of foreign currency translation, product line exits, acquisitions and divestitures, and, where applicable, an extra week in our fiscal year. We believe that organic sales change assists investors in evaluating the sales growth from the ongoing activities of our businesses and provides greater ability to evaluate our results from period to period. Adjusted net income per common share, assuming dilution (adjusted EPS), refers to adjusted net income divided by weighted average number of common shares outstanding, assuming dilution. Adjusted net income is income from continuing operations before taxes tax-effected at the full-year GAAP tax rate and adjusted for tax-effected restructuring charges and other items. Adjusted tax rate is the full-year GAAP tax rate adjusted to include the impact of previously planned repatriation of foreign earnings for the fourth quarter of 2017 and exclude the reasonable estimate (“provisional amount”) of the impact of the Tax Cuts and Jobs Act (“TCJA”). We believe that adjusted EPS assists investors in understanding our core operating trends and comparing our results with those of our competitors. Free cash flow refers to cash flow from operations, less payments for property, plant and equipment, software and other deferred charges, plus proceeds from sales of property, plant and equipment, plus (minus) net proceeds from sales (purchases) of investments. We believe that free cash flow assists investors by showing the amount of cash we have available for debt reductions, dividends, share repurchases, and acquisitions. Return on total capital (ROTC) refers to income from continuing operations excluding the expense and tax benefit of debt financing divided by the average of beginning and ending invested capital. Adjusted ROTC refers to ROTC adjusted for the impact of the TCJA. We believe that ROTC and adjusted ROTC assist investors in understanding our ability to generate returns from our capital. EVA refers to after-tax operating profit, less the economic cost associated with the use of capital (weighted average cost of capital multiplied by average invested capital). We believe that EVA assists investors in understanding our ability to generate economic value.

Reconciliation of Non-GAAP Financial Measures to GAAP (1) Totals may not sum due to rounding and other factors ORGANIC SALES CHANGE BY SEGMENT ($ in millions) Label and Graphic Materials 2016 2017 Net sales $4,187.3 $4,511.7 Reported sales change 3.8% 7.7% Foreign currency translation 3.0% (0.8)% Acquisitions (1.4)% (2.7)% Organic sales change (non-GAAP)(1) 4.2% Retail Branding and Information Solutions 2016 2017 Net sales $1,445.4 $1,511.2 Reported sales change 0.1% 4.6% Foreign currency translation 1.8% 0.4% Product line divestiture 1.6% — Organic sales change (non-GAAP)(1) 5.0% Industrial and Healthcare Materials 2016 2017 Net sales $453.8 $590.9 Reported sales change (7.7)% 30.2% Foreign currency translation 1.7% (0.4)% Acquisitions (1.6)% (27.9)% Organic sales change (non-GAAP)(1) 2.0%

Reconciliation of Non-GAAP Financial Measures to GAAP

ORGANIC SALES CHANGE

($ in millions)	2013	2014	2015	2016	2017	4-YR CAGR(1)
Net sales	**$6,140.0**	**$6,330.3**	**$5,966.9**	**$6,086.5**	**$6,613.8**	
Reported sales change		3.1%	(5.7)%	2.0%	8.7%	
Foreign currency translation		1.1%	8.6%	2.6%	(0.5)%	
Extra week impact		~(1.2)%	~1.2%	—	—	
Acquisitions/divestiture		—	0.6%	(0.7)%	(3.9)%	
Organic sales change (non-GAAP)(2)		3.1%	4.6%	3.9%	4.2%	4.0%

(1) Compound Annual Growth Rate
(2) Totals may not sum due to rounding and other factors

ADJUSTED EARNINGS PER SHARE (EPS)

	2013	2014	2015	2016	2017	4-YR CAGR(1)	2017 Growth
As reported net income per common share from continuing operations, assuming dilution	**$2.41**	**$2.58**	**$2.95**	**$3.54**	**$3.13**		
Adjustments(2)	$0.03	$0.04	—	—	—		
Previously reported net income per common share from continuing operations, assuming dilution	$2.44	$2.62	$2.95	$3.54	$3.13		
Non-GAAP adjustments per common share, net of tax:							
Restructuring charges and other items	$0.24	$0.49	$0.49	$0.48	$0.29		
Estimated tax provision impact resulting from the TCJA(3)	—	—	—	—	$1.91		
Impact of previously planned repatriation of foreign earnings for Q4 2017	—	—	—	—	$(0.33)		
Adjusted net income per common share from continuing operations, assuming dilution (non-GAAP)	$2.68	$3.11	$3.44	$4.02	$5.00	16.9%	24.4%

(1) Compound Annual Growth Rate
(2) GAAP adjustments for 2013-2015 reflect the previously disclosed impact of the third quarter of 2015 revision to certain benefit plan balances, which had an immaterial impact on the non-GAAP amounts.
(3) Our income tax provision for fiscal year 2017 includes the provisional estimated impact of the TCJA. The TCJA significantly revises U.S. corporate income taxation, among other changes, lowering corporate income tax rates, implementing a territorial tax regime, and imposing a one-time transition tax through a deemed repatriation of accumulated untaxed earnings and profits of foreign subsidiaries. This provision includes a reasonable estimate ("provisional amount") of the impact of the TCJA on our tax provision following the guidance of SEC Staff Accounting Bulletin No. 118 (SAB 118).

13 | Proxy Season Stockholder Engagement Spring 2018

Reconciliation of Non-GAAP Financial Measures to GAAP

FREE CASH FLOW

($ in millions)	2015	2016	2017
Net cash provided by operating activities	**$473.7**	**$585.3**	**$650.1**
Purchases of property, plant and equipment	(135.8)	(176.9)	(190.5)
Purchases of software and other deferred charges	(15.7)	(29.7)	(35.6)
Proceeds from sales of property, plant and equipment	7.6	8.5	6.0
Purchases of investments, net	(0.5)	(0.1)	(8.3)
Free cash outflow from discontinued operations	.1	—	—
Free cash flow (non-GAAP)	$329.4	$387.1	$ 421.7

RETURN ON TOTAL CAPITAL (ROTC)

($ in millions)	2016	2017	Adjusted 2017 ROTC
As reported net income	**$320.7**	**$281.8**	**$281.8**
Estimated tax provision impact resulting from the TCJA[1]	—	—	$172.0
Impact of previously planned repatriation of foreign earnings for Q4 2017	—	—	$(29.4)
Interest expense, net of tax benefit	40.3	30.1	45.4
Effective tax rate[1]	32.8%	52.2%	28.0%
Income from operations, excluding expense and tax benefit of debt financing (non-GAAP)	$361.0	$311.9	$469.8
Total debt	$1,292.5	$1,581.7	$1,581.7
Shareholders' equity	$925.5	$1,046.3	$1,046.3
Estimated tax provision impact resulting from the TCJA[1]	—	—	$172.0
Impact of previously planned repatriation of foreign earnings for Q4 2017	—	—	$(29.4)
Total debt and shareholders' equity	$2,218.0	$2,628.0	$2,770.6
Return on Total Capital (ROTC) (non-GAAP)	17.0%	12.9%	18.8%

[1] Our income tax provision for fiscal year 2017 includes the provisional estimated impact of the TCJA. The TCJA significantly revises U.S. corporate income taxation, among other changes, lowering corporate income tax rates, implementing a territorial tax regime, and imposing a one-time transition tax through a deemed repatriation of accumulated untaxed earnings and profits of foreign subsidiaries. This provision includes a reasonable estimate ("provisional amount") of the impact of the TCJA on our tax provision following the guidance of SEC Staff Accounting Bulletin No. 118 (SAB 118).

14 | Proxy Season Stockholder Engagement Spring 2018

AVERY DENNISON

[LOGO]